Exhibit 10.3



                               AMENDMENT NO. 2 TO
                     PLAN OF TAX-FREE REORGANIZATION UNDER
                              SECTION 368(A)(1)(C)
                          OF THE INTERNAL REVENUE CODE
                                 AND AGREEMENT

         This Amendment No. 2 ("Amendment"), dated July 18, 1996, amends the Plan of Tax-Free Reorganization under Section 368(a)(1)(C) of the Internal Revenue Code and Agreement ("Agreement") made and entered into as of the 15th day of March, 1996, as amended by Amendment No. 1, dated June 14, 1996, by and among Shoney's, Inc., a Tennessee corporation, ("Shoney's"), TPI Restaurants Acquisition Corporation, a Tennessee corporation ("TPAC"), and TPI Enterprises, Inc., a New Jersey corporation ("Enterprises").

         WHEREAS, the parties mutually desire to change the period for determining the Average Closing Market Price, as that term is used in the Agreement;

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, Shoney's, TPAC and Enterprises agree as follows:

         Amendment to ARTICLE I. The definition of "Average Closing Market Price" appearing in ARTICLE I of the Agreement is hereby amended to read in its entirety as follows:

              "Average Closing Market Price" means the average per share price of the last trade of Shoney's Common Stock on the NYSE as reported by The Wall Street Journal for the ten trading days ending on the third business day immediately preceding the date on which the meetings of shareholders of Enterprises and Shoney's are convened in accordance with Section 7.3 of the Agreement; provided, however, that, if there shall be any material alteration in the present system of reporting sales of Shoney's Common Stock, or if Shoney's Common Stock shall no longer be listed on the NYSE, the market value per share of the Shoney's Common Stock as of a particular date shall be determined in such a method as shall be mutually agreeable to the parties.

         Scheduling Shareholders' Meetings. Shoney's and Enterprises agree to coordinate the meetings of their respective shareholders to be held pursuant to
Section 7.3 of the Agreement so that such meetings will be convened on the same date.

         Reaffirmation of Other Terms and Conditions. Except as modified by this Amendment, all other terms and conditions of the Agreement, as in effect prior to the execution of this Amendment, shall remain in full force and effect and the same are hereby reaffirmed and ratified as if fully set forth herein.






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         IN WITNESS WHEREOF, Shoney's, Enterprises and TPAC have caused this
Amendment No. 2 to the Agreement to be signed by their respective officers thereunto duly authorized, on this 18th day of July, 1996.



                                TPI ENTERPRISES, INC.

                                By: /s/ J. Gary Sharp
                                   ------------------------------------------
                                    J. Gary Sharp, President and CEO

                                SHONEY'S, INC.

                                By: /s/ W. Craig Barber
                                   ------------------------------------------
                                    W. Craig Barber, Senior Executive
                                    Vice President and Chief Financial Officer

                                TPI RESTAURANTS ACQUISITION CORP.

                                By: /s/ W. Craig Barber
                                   ------------------------------------------
                                    W. Craig Barber, Vice President